VICTOR MOKUOLU, CPA PLLC Accounting | Advisory | Assurance & Audit | Tax

July 17, 2024

To: Securities and Exchange Commission

Effective April 13, 2024, we notified Cannonau Corp. (“the Company”) that we will not stand for re-appointment as accountants. We provide the Company with an official resignation letter dated July 17, 2024.

Please accept this letter addressed to the Securities and Exchange Commission, stating Victor Mokuolu, CPA PLLC agrees with the statements made by the Company in its Item 4.01(a) of Form 8K filed by the Company, dated July 17, 2024.

Very truly yours,

 Houston, Texas

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